FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Second Quarter Financial Results
Delivers Unit Growth of 14.4% and Reiterates Full Year Financial Outlook

Dallas, July 28, 2022 - (PR NEWSWIRE) - Wingstop Inc. (“Wingstop” or the “Company”) (NASDAQ: WING) today announced financial results for the fiscal second quarter ended June 25, 2022.

Highlights for the fiscal second quarter 2022 compared to the fiscal second quarter 2021:

▪System-wide sales increased 7.5% to $633.6 million
▪67 net new openings in the fiscal second quarter 2022
▪Domestic same-store sales decreased 3.3%
▪Three-year domestic same-store sales increased 30.7%
▪Domestic restaurant AUV of $1.6 million
▪Digital sales of 60.5% of sales
▪Total revenue increased 13.2% to $83.8 million
▪Net income increased 17.6% to $13.3 million, or $0.44 per diluted share, compared to net income of $11.3 million, or $0.38 per diluted share in the prior fiscal second quarter. Adjusted net income and adjusted earnings per diluted share, both non-GAAP measures, increased 20.1% to $13.6 million, or $0.45 per diluted share, compared to $11.3 million, or $0.38 per diluted share in the prior fiscal second quarter
▪Adjusted EBITDA, a non-GAAP measure, increased 3.4% to $23.7 million, compared to adjusted EBITDA of $22.9 million in the prior fiscal second quarter.

Adjusted EBITDA, adjusted net income, adjusted earnings per diluted share, and cost of sales excluding pre-opening expenses are non-GAAP measures. Reconciliations of adjusted EBITDA, adjusted net income, adjusted earnings per diluted share, and cost of sales excluding pre-opening expenses to the most directly comparable financial measure presented in accordance with accounting principles generally accepted in the United States ("GAAP") are set forth in the schedule accompanying this release. See “Non-GAAP Financial Measures.”

“Our second quarter results demonstrate the resiliency and underlying strength of the Wingstop brand as the unit economics have continued to strengthen throughout 2022, fueling another record number of net new openings this quarter,” commented Michael Skipworth, President & Chief Executive Officer. “We are in a unique position for the back half of 2022 where we are benefiting from meaningful deflation in bone-in wings, have a proven playbook, along with sales-driving levers that give us confidence in our ability to deliver on our outlook for 2022.”

Key operating metrics for the fiscal second quarter 2022 compared to the fiscal second quarter 2021:

	Thirteen Weeks Ended
	June 25, 2022	June 26, 2021
Number of system-wide restaurants open at end of period	1,858	1,624
Number of domestic franchise restaurants open at end of period	1,600	1,415
Number of international franchise restaurants open at end of period	219	175
System-wide sales (in thousands)	$633,620	$589,665
Domestic restaurant AUV (in thousands)	$1,581	$1,556
Domestic same-store sales growth	(3.3)%	2.1%
Company-owned domestic same store sales growth	(4.9)%	(3.1)%
Net income (in thousands)	$13,307	$11,312
Adjusted net income (in thousands)	$13,590	$11,312
Adjusted EBITDA (in thousands)	$23,667	$22,882

Fiscal second quarter 2022 financial results

Total revenue for the fiscal second quarter 2022 increased to $83.8 million from $74.0 million in the fiscal second quarter last year. Royalty revenue, franchise fees and other increased $2.9 million primarily due to 229 net franchise restaurant openings since June 26, 2021, partially offset by a domestic same-store sales decline of 3.3%. Advertising fees increased $6.4 million due to an increase in the national advertising fund contribution rate to 5% from 4% effective the first day of the fiscal second quarter 2022, as well as a 7.5% increase in system-wide sales in the fiscal quarter ended June 25, 2022 compared to the fiscal quarter ended June 26, 2021. Company-owned restaurant sales increased $0.5 million related to the addition of six net new company-owned restaurants compared to the prior year comparable period, partially offset by a 4.9% decline in company-owned same store sales, which was driven by a decline in transactions.

Cost of sales increased to $14.9 million from $14.2 million in the fiscal second quarter of the prior year, and included $0.2 million in pre-opening expenses in the fiscal quarter ended June 25, 2022. As a percentage of company-owned restaurant sales, cost of sales (excluding pre-opening expenses) increased to 78.5% from 77.6% in the prior year comparable period. Since the prior year period, we have opened six restaurants in the New York City market, which have higher labor costs, rent and other operating costs. Additionally, labor costs increased due to increases in company-owned restaurant wages and hiring and training costs as a result of the competitive labor market during the fiscal quarter ended June 25, 2022. These increases were partially offset by a decrease in food, beverage and packaging costs primarily driven by an 18.8% decrease in the cost of bone-in chicken wings as compared to the prior year period.

Selling, general & administrative expense (“SG&A”) decreased $2.1 million to $13.9 million from $16.1 million in the fiscal second quarter of the prior year. The decrease of SG&A expense was primarily due to a decrease of $4.1 million in stock based compensation expense related to stock awards forfeited during the fiscal second quarter 2022. This was partially offset by an increase of $0.9 million in professional fees to support the Company’s strategic initiatives and an increase of $0.5 million in travel expense as compared to the prior year period.

Interest expense, net was $6.0 million in the fiscal second quarter of 2022, an increase of $2.3 million compared to $3.7 million in the prior fiscal period. The increase was due to the securitized financing transaction completed on March 9, 2022, which increased our outstanding debt by $250 million.

Income tax expense was $3.1 million in the fiscal second quarter of 2022, yielding an effective tax rate of 18.7%, compared to an effective tax rate of 25.5% in the prior year period. The decrease in the effective tax rate was primarily due to the impact of stock awards forfeited during the fiscal second quarter of 2022.

Financial Outlook
The Company is reiterating guidance for 2022, which is a 53-week fiscal year:
•Low-single digit domestic same store sales growth;
•SG&A of between $70.0 - $72.0 million;
•Stock-based compensation expense of between $7.5 - $8.5 million;
•Depreciation and amortization of between $10.5 - $11.5 million;
•Interest expense of approximately $23.5 million; and
•Diluted earnings per share of between $1.55 to $1.57.
Additionally, the Company is updating its guidance for net system-wide restaurant openings from 220+ to between 220 and 235.
Restaurant Development
As of June 25, 2022, there were 1,858 Wingstop restaurants system-wide. This included 1,639 restaurants in the United States, of which 1,600 were franchised restaurants and 39 were company-owned, and 219 franchised restaurants in international markets. During the fiscal second quarter 2022, there were 67 net system-wide Wingstop restaurant openings.

Quarterly Dividend
In recognition of the Company’s strong cash flow generation and our commitment to returning value to stockholders, on July 27, 2022, our board of directors approved an increase in the quarterly dividend payable to Wingstop stockholders from $0.17 to $0.19 per share of common stock, resulting in a total dividend of approximately $5.7 million. This dividend will be paid on September 2, 2022 to stockholders of record as of August 12, 2022.

The following definitions apply to these terms as used in this release:

Domestic average unit volume (“AUV”) consists of the average annual sales of all restaurants that have been open for a trailing 52-week period or longer. This measure is calculated by dividing sales during the applicable period for all restaurants being measured by the number of restaurants being measured. Domestic AUV includes revenue from both company-owned and franchised restaurants. Domestic AUV allows management to assess our company-owned and franchised restaurant economics. Changes in domestic AUV are primarily driven by increases in same-store sales and are also influenced by opening new restaurants.

Domestic same-store sales reflect the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and permanent closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense (benefit), and depreciation and amortization (EBITDA) further adjusted for losses on debt extinguishment and refinancing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on the disposal of assets, and stock-based compensation expense.

Adjusted net income is defined as net income adjusted for losses on debt extinguishment and refinancing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on the disposal of assets, and related tax adjustments.

Adjusted net income per diluted share is defined as adjusted net income divided by weighted average diluted share count.

We caution investors that amounts presented in accordance with our definitions above may not be comparable to similar measures disclosed by our competitors because not all companies and analysts calculate certain non-GAAP measurements in the same manner.

Conference Call and Webcast

The Company will host a conference call today to discuss the fiscal second quarter 2022 financial results at 10:00 AM Eastern Time. The conference call can be accessed live by dialing 1-877-259-5243 or 1-412-317-5176 (international). A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international), then entering the replay code 5140987. The replay will be available through Thursday, August 4, 2022.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises more than 1,850 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and use of a best-in-class technology platform, all while offering classic and boneless wings and tenders, always cooked to order and hand sauced-and-tossed in fans' choice of 11 bold, distinctive flavors. Wingstop's menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.

In fiscal year 2021, Wingstop’s system-wide sales increased 20.2% year-over-year to approximately $2.3 billion, marking the 18th consecutive year of same store sales growth. With a vision of becoming a Top 10 Global Restaurant Brand, our system is comprised of independent franchisees, or brand partners, who account for approximately 98% of Wingstop’s total restaurant count of 1,858 as of June 25, 2022.
A key to this business success and consumer fandom stems from The Wingstop Way, which includes a core value system of being Authentic, Entrepreneurial, Service-minded, and Fun. The Wingstop Way extends to the brand's environmental, social and governance platform as Wingstop seeks to provide value to all stakeholders.
Rounding out a strong year in 2021, the Company was ranked #1 on Technomic 500's "Fastest Growing Franchise" and #22 on Entrepreneur Magazine's "Franchise 500," maintained its certification as a Great Place to Work, was named as a finalist for The Innovation SABRE Award's Best New Product/Brand Launch category for its Thighstop campaign, and named to Fast Company's "The World's Most Innovative Companies" list ranking #4 in the dining category.
For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter, Instagram, Facebook, and TikTok. Learn more about Wingstop's involvement in its local communities at www.wingstopcharities.org.
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures, including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Statements

This news release includes statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, trends, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “may,” “will,” “should,” “expect,” “intend,” “plan,” “outlook,” “anticipate,” “believe,” “think,” “estimate,” “seek,” “predict,” “could,” “project,” “potential” or, in each case, their negative or other variations or comparable terminology, although not all forward-looking statements are accompanied by such terms. Examples of forward-looking statements in this news release include, but are not limited to, our 2022 fiscal year outlook for domestic same store sales growth, the cost of chicken, SG&A expenses, stock-based compensation expense, depreciation and amortization, interest expense, diluted earnings per share, and unit growth, as well as statements regarding growth levers we are expecting to drive top-line growth. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks, and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements.

Our ability to achieve or maintain sales and earnings may be affected by COVID-19 and inflationary pressures, including, among others: competitive labor market, supply chain challenges, and inflationary pressures on the consumer. Please refer to the risk factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

When considering forward-looking statements in this news release or that we make in other reports or statements, you should keep in mind the cautionary statements in this news release and future reports we file with the SEC. New risks and uncertainties arise from time to time, and we cannot predict when they may arise or how they may affect us. Any forward-looking statement in this news release speaks only as of the date on which it was made. Except as required by law, we assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Media Contact
Megan Sprague
972-331-9155
Media@wingstop.com

Investor Contact
Susana Arevalo and Skyler Ray
972-331-8484
IR@wingstop.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	June 25, 2022	December 25, 2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$165,824	$48,583
Restricted cash	17,112	3,448
Accounts receivable, net	7,234	6,993
Prepaid expenses and other current assets	5,628	4,928
Advertising fund assets, restricted	13,681	6,197
Total current assets	209,479	70,149
Property and equipment, net	60,854	54,503
Goodwill	56,877	56,877
Trademarks	32,700	32,700
Customer relationships, net	9,660	10,302
Other non-current assets	25,791	24,672
Total assets	$395,361	$249,203
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$3,121	$5,414
Other current liabilities	29,188	28,070
Current portion of debt	6,675	—
Advertising fund liabilities	13,681	6,197
Total current liabilities	52,665	39,681
Long-term debt, net	709,546	469,394
Deferred revenues, net of current	27,056	28,024
Deferred income tax liabilities, net	5,898	7,432
Other non-current liabilities	15,666	14,197
Total liabilities	810,831	558,728
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,914,368 and 29,837,454 shares issued and outstanding as of June 25, 2022 and December 25, 2021, respectively	299	299
Additional paid-in-capital	646	463
Retained deficit	(415,822)	(310,031)
Accumulated other comprehensive loss	(593)	(256)
Total stockholders' deficit	(415,470)	(309,525)
Total liabilities and stockholders' deficit	$395,361	$249,203

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	June 25, 2022	June 26, 2021
	(Unaudited)	(Unaudited)
Revenue:
Royalty revenue, franchise fees and other	$36,044	$33,135
Advertising fees	28,987	22,577
Company-owned restaurant sales	18,746	18,288
Total revenue	83,777	74,000
Costs and expenses:
Cost of sales (1)	14,899	14,207
Advertising expenses	29,685	23,301
Selling, general and administrative	13,949	16,066
Depreciation and amortization	2,547	1,523
Loss on disposal of assets	323	—
Total costs and expenses	61,403	55,097
Operating income	22,374	18,903
Interest expense, net	5,986	3,724
Other expense	26	—
Income before income tax expense	16,362	15,179
Income tax expense	3,055	3,867
Net income	$13,307	$11,312

Earnings per share
Basic	$0.45	$0.38
Diluted	$0.44	$0.38

Weighted average shares outstanding
Basic	29,882	29,739
Diluted	29,914	29,873

Dividends per share	$0.17	$0.14

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, and excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	June 25, 2022		June 26, 2021
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	7,376	39.3%	8,023	43.9%
Labor costs	4,328	23.1%	3,774	20.6%
Other restaurant operating expenses	3,419	18.2%	2,809	15.4%
Vendor rebates	(412)	(2.2)%	(410)	(2.2)%
Cost of sales (excluding pre-opening expenses)	14,711	78.5%	14,196	77.6%
Pre-opening expenses	188	1.0%	11	0.1%
Total cost of sales	14,899	79.5%	14,207	77.7%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended
	June 25, 2022	June 26, 2021
Domestic Franchised Activity:
Beginning of period	1,551	1,371
Openings	49	44
Closures	—	—
Restaurants end of period	1,600	1,415

Domestic Company-Owned Activity:
Beginning of period	37	33
Openings	2	1
Closures	—	—
Restaurants end of period	39	34

Total Domestic Restaurants	1,639	1,449

International Franchised Activity:
Beginning of period	203	175
Openings	16	4
Closures	—	(4)
Restaurants end of period	219	175

Total System-wide Restaurants	1,858	1,624

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended
	June 25, 2022	June 26, 2021
Net income	$13,307	$11,312
Interest expense, net	5,986	3,724
Income tax expense (benefit)	3,055	3,867
Depreciation and amortization	2,547	1,523
EBITDA	$24,895	$20,426
Additional adjustments:
Loss on disposal of assets (a)	323	—
Consulting fees (b)	50	—
Stock-based compensation expense, net of forfeitures (c)	(1,601)	2,456
Adjusted EBITDA	$23,667	$22,882

(a) Represents a loss resulting from the sale of assets to a franchisee pursuant to a multi-unit development agreement executed in the prior fiscal year. This loss is included in Loss on disposal of assets in the Consolidated Statements of Operations.
(b) Represents costs and expenses related to a consulting project to support the Company's strategic initiatives, which are included in Selling, general and administrative on the Consolidated Statements of Operations.
(c) Includes non-cash, stock-based compensation, net of forfeitures.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	June 25, 2022	June 26, 2021
Numerator:
Net income	$13,307	$11,312
Adjustments:
Loss on disposal of assets (a)	323	—
Consulting fees (b)	50	—
Tax effect of adjustments (c)	(90)	—
Adjusted net income	$13,590	$11,312

Denominator:
Weighted-average shares outstanding - diluted	29,914	29,873

Adjusted earnings per diluted share	$0.45	$0.38

(a) Represents a loss resulting from the sale of assets to a franchisee pursuant to a multi-unit development agreement executed in the prior fiscal year. This loss is included in Loss on disposal of assets in the Consolidated Statements of Operations.
(b) Represents costs and expenses related to a consulting project to support the Company's strategic initiatives, which are included in Selling, general and administrative on the Consolidated Statements of Operations.

(c) Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at an assumed effective tax rate of 24% for the thirteen and twenty-six weeks ended June 25, 2022, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.